Exhibit 5.6

Pierson Wadhams Quinn Yates & Coffrin, LLP

Douglas C. Pierson Richard H. Wadhams, Jr. Glen L. Yates, Jr. James W. Coffrin Lewis K. Sussman Thomas M. Higgins James E. Preston (UT) Robin Ober Cooley Ryan B. Gardner (NH)	LAW OFFICES	253 South Union Street Burlington, Vermont 05401-4592 (802) 863-2888 Fax : (802) 863-2863 www.pwqy.net William H. Quinn (retired)

April 10, 2012

Etablissements Delhaize Frères et

Cie “Le Lion” (Groupe Delhaize)

Rue Osseghem 53

1080 Brussels

Belgium

Re:	Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special counsel in the State of Vermont to Martin’s Foods of South Burlington, Inc., a Vermont corporation (the “Company”), in connection with the registration pursuant to a registration statement on Form F-3 (as may be amended from time to time, the “Registration Statement”), filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), by Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize), a Belgian limited liability company (société anonyme) (“Parent”), and its subsidiaries listed on Schedule 1 attached hereto, including the Company (the “Guarantors”), of the offering from time to time, as set forth in the Registration Statement, the base prospectus contained therein dated April [3], 2012 (the “Prospectus”) and the Prospectus Supplement dated April [3], 2012 (the “Prospectus Supplement”), (i) by Parent of $300,000,000 aggregate principal amount of 4.125% Senior Notes due 2019 (the “Notes”); and (ii) the Guarantees (defined below).

The Notes were issued under the indenture dated as of February 2, 2009 between Parent and The Bank of New York Mellon, as trustee (the “Trustee”), and filed as Exhibit 4.3 to the Registration Statement (as supplemented, the “Indenture”), as supplemented by the Second Supplemental Indenture, dated as of April 10, 2012, between Parent and the Trustee, filed as Exhibit [—] to Parent’s Report on Form 6-K dated April 10, 2012. Guarantees by the Guarantors that cover the Notes (the “Guarantees”) are made by the Guarantors under a cross guarantee agreement, dated as of May 21, 2007, by and among Parent and the Guarantors filed as Exhibit 4.1 to the Registration Statement, as supplemented by the Joinder Agreement, dated as of December 18, 2009 (collectively, the “Cross Guarantee Agreement”). Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Indenture.

April 10, 2012

In connection with this letter, we have examined the Registration Statement and the Prospectus contained therein, the Prospectus Supplement, the Indenture and the Cross Guarantee Agreement. The Indenture and the Cross Guarantee Agreement are referred to herein collectively as the “Operative Documents.” We have also examined and relied upon originals or copies certified or otherwise identified to our satisfaction of such records, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In such opinions, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed the legal capacity of natural Persons, the corporate or other power and due authorization of each Person not a natural Person, other than the Company, to execute and deliver each Operative Document to which it is a party and to consummate the transactions contemplated by each such Operative Document, due execution and delivery of the Cross Guarantee Agreement by all parties thereto, and that the Cross Guarantee Agreement constitutes the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against such party in accordance with its terms. Except as expressly provided for herein, we have made no investigation or review of any matters relating to the Company or any other Person.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Company is validly existing as a corporation in good standing under the laws of the State of Vermont.

2. The Company has corporate power to make the Guarantees and to enter into and perform the Cross Guarantee Agreement.

3. The Cross Guarantee Agreement and the Guarantees have been duly and validly authorized by the Company, and the Cross Guarantee Agreement has been duly and validly executed and delivered by the Company.

The opinions expressed herein are limited solely to the law of the State of Vermont.

This letter and the matters addressed herein are as of the date hereof or such earlier date as is specified herein, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other Person, or any other circumstance. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

April 10, 2012

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement and to the use of our name in the Prospectus Supplement forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Pierson Wadhams Quinn Yates & Coffrin, LLP

PIERSON WADHAMS QUINN YATES & COFFRIN, LLP

Special Counsel

SCHEDULE 1

Name	Jurisdiction of Organization

Delhaize US Holding, Inc.	Delaware

Delhaize America, LLC	North Carolina

Food Lion, LLC	North Carolina

Boney Wilson & Sons, Inc.	North Carolina

Risk Management Services, Inc.	North Carolina

Hannbro Company	Maine

Hannaford Licensing Corp.	Maine

Hannaford Bros. Co.	Maine

Victory Distributors, Inc.	Massachusetts

Kash n’ Karry Food Stores, Inc.	Delaware

FL Food Lion, Inc.	Florida

Martin’s Foods of South Burlington, Inc.	Vermont

J. H. Harvey Co., LLC	Georgia